Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole Chairman, President and CEO (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2018 FOURTH QUARTER AND FULL-YEAR RESULTS

Fourth Quarter Highlights Include:

•	Revenues Increased to $280.0 Million from $277.2 Million
•	Avocado Unit Volume Rose More Than 50 Percent
•	RFG Segment Posted Higher Sales, Gross Profit Increased by 26 Percent
•	Calavo Foods Segment Posted Higher Sales, 193 Percent Increase in Gross Profit

Full-Year Highlights Include:

•	Revenues Reached $1.1 Billion, Slightly Edging Prior-Year Record
•	Net Income Totaled $32.3 Million; Adjusted Net Income(1) Rose 15 Percent to a Record $43.7 Million
•	Diluted EPS Equaled $1.84; Adjusted Diluted EPS(1) Reached $2.49—a New All-Time High

Looking Forward for Fiscal Year 2019:

•	CEO Cole Forecasts Record Revenue (Driven By Growth in All Segments) and Double-Digit Increase in Adjusted Diluted EPS

SANTA PAULA, Calif. (Dec. 20, 2018)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported fiscal 2018 fourth quarter and full-year operating results. The company, a global avocado-industry leader and expanding provider of value-added fresh food, said that fiscal 2018 revenues and adjusted net income(1) reached new record highs.

For the three months ended Oct. 31, 2018, Calavo reported a net loss of $1.3 million, equal to negative $0.08 per diluted share. Excluding certain items impacting comparability, adjusted net income(1) totaled $5.0 million, or $0.29 per diluted share, which compares with $10.3 million, or $0.59 per diluted share, in the year-earlier final quarter. Revenues in the final quarter rose to $280.0 million from $277.2 million, in the fiscal 2017 fourth period. Fourth-quarter gross profit equaled $22.3 million, or 8.0

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(1) Adjusted financial metrics, such as adjusted net income and adjusted EPS, used throughout this release are non-GAAP measures that exclude items affecting comparability. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial tables that accompany this release.

Calavo Growers Announces Fiscal 2018 Fourth Quarter and Full-Year Results/2-2-2

percent of revenues, versus $31.5 million, or 11.4 percent of revenues, in the corresponding quarter last year. Operating income totaled $7.5 million in the most recent quarter versus $16.8 million one year ago.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “In fiscal 2018, we realized very strong year-over-year growth in key areas of each of our three core business segments: in our Fresh segment, we posted 19 percent growth in avocado unit volumes; in our RFG segment, we increased our gross profit 15 percent; and, in our Foods segment, we increased guacamole sales 20 percent and nearly doubled (+97 percent) our gross profit. And yet, our full-year results were impacted by several unique, unforeseen events that affected each of our business units during the fourth quarter. I do not believe that any of these events impede the long-term growth trajectory of our businesses and I remain highly optimistic about our outlook for fiscal 2019,” Cole said.

The CEO continued: “Calavo sold 53 percent more avocado units in its Fresh segment during the most recent quarter versus the year-earlier fourth period. Compared with last year’s extraordinary avocado market conditions (during which consumer demand significantly outstripped available supply), we encountered a challenging year-over-year environment in the most-recent quarter, in which industry prices fell sharply over 11 weeks during the period. While this skews year-over-year fourth-quarter comparisons, we are gratified that our per-unit profitability remained strong by long-term historical standards during a significant volume growth period for Calavo and the industry.

“RFG posted higher year-over-year sales and gross profit in the final period. The business has demonstrated resilience and continues to grow sales and gross profit while navigating a challenging food-safety environment, including a recent supplier occurrence in the fourth quarter. The year-over-year gross profit growth experienced this quarter is indicative of incremental progress in capacity utilization and optimization across RFG’s expanded production footprint.

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“In the final quarter, Calavo Foods turned in solid top-line growth, while virtually tripling gross profit over the fourth period last year, when high fruit input costs proved a drag on results. This enabled the Foods business to cap an outstanding year notable for double-digit sales growth and nearly triple-digit gains in gross margin. Nonetheless, a packaging issue experienced during the fourth quarter 2018, further detailed in segment results below, constrained Calavo Foods revenue and gross profit from rising even more in the most-recent period.”

Net income for the year ended October 31, 2018 totaled $32.3 million, or $1.84 per diluted share which compares with $37.3 million, or $2.13 per diluted share, last year. Excluding certain items impacting comparability, adjusted fiscal 2018 net income increased by 15 percent to $43.7 million, equal to $2.49 per diluted share, which compares with adjusted net income of $38.0 million, or $2.17 per diluted share in the prior year. Revenues for the most recent year stood at $1.1 billion, slightly edging the company’s top line in fiscal 2017.

Full-year gross profit equaled $113.6 million, or 10.4 percent of revenues, versus $114.5 million, or 10.6 percent of revenues in fiscal 2017. Operating income measured $56.5 million as compared with $57.9 million for the prior year.

In the Fresh business segment, fourth-quarter revenues declined to $141.1 million in fiscal 2018, which compares with $146.1 million in the like period one year ago. Fresh segment gross profit was $9.9 million, equal to 7.0 percent of segment sales, in the most-recent period. This compares with $23.8 million in gross profit, or 16.3 percent of segment sales, in last year’s final period. Fresh unit sales rose in the fourth quarter by 42 percent to 4.2 million from 2.9 million in the corresponding period last year primarily on the strength of higher avocado unit sales. Despite sharply higher unit sales volume, Fresh segment sales were impacted by lower industry-wide avocado market prices, which decreased steadily across most of the quarter. These circumstances when compared to last year’s fourth quarter industry conditions—when a limited avocado supply vastly outstripped consumer demand—have the effect of distorting year-over-year Fresh segment comparisons.

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RFG business segment sales grew by nearly 6 percent to $117.0 million in the final period from $110.6 million in last year’s fourth quarter. Segment gross profit rose by $1.6 million, or 26 percent, to $7.8 million, or 6.6 percent of segment sales, from $6.1 million, or 5.6 percent of segment sales, in the fiscal 2017 final period. The company stated that, per CEO Cole’s aforementioned reference to food safety events, credits issued to customers related to a July melon recall, as well as a supplier’s recall of sweet corn in September, each created headwinds during the quarter. RFG’s year-over-year improving gross profit trend line reflects measured progress in achieving economies of scale at its newer production facilities.

Sales in the Calavo Foods business segment totaled $21.9 million in the final quarter, rising about 7 percent from $20.5 million in the corresponding fiscal 2017 period. Segment gross profit jumped by $3.1 million, or 193 percent, to $4.6 million, equal to 21.2 percent of segment sales. This compares with gross profit of $1.6 million, or 7.7 percent of segment sales, in the fourth quarter last year, when high fruit input costs due to extraordinary avocado market conditions impacted results. Segment sales and gross profit would have been even higher in the most-recent quarter if not for an unexpected packaging issue with certain guacamole products which was discovered and resolved during the quarter. As a result of this issue, the company’s revenue and gross profit were reduced by approximately $1 million during the quarter.

Total selling, general and administrative (SG&A) expense in the final quarter was generally in line with last year at $14.8 million, or 5.3 percent of Calavo’s total revenues, compared to $14.7 million, approximating 5.3 percent of total revenues, in the fiscal 2017 final period.

Income from unconsolidated subsidiaries decreased from $0.3 million in last year’s fourth quarter to a loss of $8.5 million in the most-recent period. This principally reflects $8.5 million in non-cash losses attributable to Calavo’s ownership interest in FreshRealm, LLC, mitigated somewhat by a small gain from Agricola Don Memo, the company’s tomato partnership. More details regarding FreshRealm will be included in

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Calavo’s annual report on Form 10-K soon to be filed with the Securities and Exchange Commission for the fiscal year ended Oct. 31, 2018.

Outlook

Looking ahead to fiscal 2019, CEO Cole said, “We continue to see long-term growth potential in each of our three business segments and Calavo remains in a strong position—both operationally and financially—to capitalize on this opportunity. To that end, the company expects top line growth in each of its three business segments, which will put Calavo on a trajectory to deliver record revenues and double-digit growth in consolidated adjusted earnings per share this fiscal year. My optimism is enhanced by a strong start to the current year in our Fresh and Foods businesses which is already apparent in the fiscal 2019 first quarter.”

Cole continued: “The avocado industry extended forecast continues to be highly favorable and a harbinger for future growth. We anticipate that the all-source avocado supply will expand again in fiscal 2019, extending its long-term growth curve. With our company’s diverse sourcing, sales and production management strength, as well as considerable distribution capacity, Calavo expects to be a principal beneficiary of the anticipated volume expansion in the coming year. The company anticipates full-year growth in gross profit in the high teens in fiscal 2019.

“I am extremely enthusiastic about both the near- and longer-term outlooks in the RFG segment, where we expect full-year gross profit growth to exceed 25 percent. Since being acquired by Calavo seven years ago, we have nearly quadrupled revenues, added new production facilities to build a national distribution footprint, and expanded our line-up of products, while adding some of the leading food retailers in the nation as customers. While first-quarter segment results are expected to be impacted by the FDA’s romaine lettuce advisory in November, we still believe RFG will attain a low double-digit sales-growth rate for the full year. Further, we continue to invest in RFG’s future growth and, to this end, we will be adding a new production facility in metro-Portland, Ore., which will also double as a value-added depot for our fresh avocado

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business. We expect this new facility to come online in fiscal 2019 and immediately begin servicing RFG’s existing customers in the Pacific Northwest region (previously supplied by an RFG co-packer),” Cole continued.

Cole stated: “We anticipate Calavo Foods will continue to deliver solid overall results in the coming year, with expected double-digit top line growth and segment net sales nearing $100 million. We also expect mid-teen growth in gross profit dollars in 2019 in our Foods business. Operationally, while we continue to explore opportunities to further expand our production capacity, we believe a combination of in-house productivity enhancements and our network of co-packers will facilitate our Foods business growth.”

“We remain optimistic about FreshRealm—an unconsolidated subsidiary in which Calavo continues to hold a meaningful ownership stake. During the quarter, Calavo funded the first $9 million of its $12 million in committed debt financing. We are closely monitoring FreshRealm’s progress and believe that this financing should help it to make a meaningful step forward in the growth of its business,” Cole stated.

FreshRealm CEO Michael Lippold added: “The timing of the capital infusion coincides with FreshRealm investing further in its own national infrastructure to support B2B fresh prepped meal-kits, new business development initiatives, and expanded customer programs.”

“As it begins fiscal 2019, Calavo is well-positioned for this year—and beyond—with its multiple revenue and profit engines. We remain very optimistic about the path ahead and the continued implementation of our strategic agenda. With a deep reservoir of resources—operating, financial and human capital—to support our mission, we are confident about an excellent year ahead and look forward to reporting on our continued progress along the way,” Cole concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass

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merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation and Reform Act of 1995, that involve risks, uncertainties and assumptions. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, income (loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows, currency exchange rates, the impact of acquisitions or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance, whether attributable to Calavo or any of its unconsolidated entities; any statements regarding pending investigations, legal claims or tax disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the impact of macroeconomic trends and events;

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the competitive pressures faced by Calavo’s businesses; the development and transition of new products and services (and the enhancement of existing products and services) to meet customer needs; integration and other risks associated with business combinations; the hiring and retention of key employees; the resolution of pending investigations, legal claims and tax disputes; and other risks, including, without limitation, those items discussed in Calavo’s latest filed Annual Report on Form 10-K and those detailed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Source: Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	October 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$1,520	$6,625
Accounts receivable, net of allowances of $3,227 (2018) and $2,490 (2017)	66,143	69,750
Inventories, net	35,044	30,858
Prepaid expenses and other current assets	16,727	6,872
Advances to suppliers	5,555	4,346
Income taxes receivable	3,521	1,377

Total current assets	128,510	119,828
Property, plant, and equipment, net	122,143	120,072
Investment in Limoneira Company	42,609	40,362
Investment in unconsolidated entities	24,805	33,019
Deferred income taxes	4,377	9,783
Goodwill	18,262	18,262
Other assets	27,030	22,791

	$367,736	$364,117

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$14,001	$16,524
Trade accounts payable	13,735	22,911
Accrued expenses	38,521	39,946
Short-term borrowings	15,000	20,000
Dividend payable	17,568	16,657
Current portion of long-term obligations	118	129

Total current liabilities	98,943	116,167
Long-term liabilities:
Long-term obligations, less current portion	314	439
Deferred rent	2,678	2,732
Deferred income taxes	842	657

Total long-term liabilities	3,834	3,828
Commitments and contingencies
Total shareholders’ equity	264,959	244,122

	$367,736	$364,117

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in thousands, except per share amounts)

	Three months ended October 31,		Year ended October 31,
	2018	2017	2018	2017

Net sales	$280,005	$277,204	$1,088,758	$1,075,565
Cost of sales	257,738	245,689	975,142	961,021

Gross profit	22,267	31,515	113,616	114,544
Selling, general and administrative	14,796	14,701	57,081	56,651

Operating income	7,471	16,814	56,535	57,893
Interest expense	(177)	(226)	(831)	(1,023)
Other income, net	46	41	877	503

Income before provision for income taxes and income (loss) from unconsolidated entities	7,340	16,629	56,581	57,373
Provision for income taxes	250	6,567	12,719	20,450
Income (loss) from unconsolidated entities	(8,451)	311	(11,850)	401

Net income	(1,361)	10,373	32,012	37,324
Add: Net loss (inc) attributable to noncontrolling interest	31	(107)	269	(54)

Net income (loss) attributable to Calavo Growers, Inc.	$(1,330)	$10,266	$32,281	$37,270

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$(0.08)	$0.59	$1.85	$2.14

Diluted	$(0.08)	$0.59	$1.84	$2.13

Calavo Growers, Inc.’s shares used in per share computation:
Basic	17,482	17,429	17,477	17,416

Diluted	17,581	17,544	17,568	17,514

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT

(unaudited)

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended October 31, 2018
Net sales	$141,099	$21,884	$117,022	$280,005
Cost of sales	131,247	17,239	109,252	257,738

Gross profit	$9,852	$4,645	$7,770	$22,267

Three months ended October 31, 2017
Net sales	$146,061	$20,519	$110,624	$277,204
Cost of sales	122,281	18,933	104,475	245,689

Gross profit	$23,780	$1,586	$6,149	$31,515

For the three months ended October 31, 2018, and 2017, inter-segment sales and cost of sales of $0.4 million between Fresh products and RFG were eliminated. For the three months ended October 31, 2018 and 2017, inter-segment sales and cost of sales of $1.0 million and $0.9 million between Calavo Foods and RFG were eliminated.

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Year ended October 31, 2018
Net sales	$551,654	$88,174	$448,930	$1,088,758
Cost of sales	497,494	61,861	415,787	975,142

Gross profit	$54,160	$26,313	$33,143	$113,616

Year ended October 31, 2017
Net sales	$582,662	$74,395	$418,508	$1,075,565
Cost of sales	510,286	61,042	389,693	961,021

Gross profit	$72,376	$13,353	$28,815	$114,544

For fiscal year 2018, and 2017, inter-segment sales and cost of sales of $1.6 million and $1.3 million between Fresh products and RFG were eliminated. For fiscal year 2018 and 2017, inter-segment sales and cost of sales of $3.5 million and $3.2 million between Calavo Foods and RFG were eliminated.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS

(unaudited; in thousands, except per share amounts)

	Three months ended October 31,		Year ended October 31,
	2018	2017	2018	2017
Net income attributable to Calavo Growers, Inc.	$(1,330)	$10,267	$32,281	$37,270
Non-GAAP adjustments:
Non-cash losses recognized from FreshRealm (a)	8,492	—	12,007	—
One-time, non-cash tax charges from Tax Cut & Jobs Act (b)	—	—	1,702	—
Certain management transition expenses (c)	—	—	891	1,172
Tax impact of adjustments (d)	(2,142)	—	(3,177)	(415)

Adjusted net income attrib. to Calavo Growers, Inc.	$5,020	$10,267	$43,704	$38,027

Calavo Growers Inc. net income per share:
Diluted EPS (GAAP)	$(0.08)	$0.59	$1.84	$2.13

Adjusted Diluted EPS	$0.29	$0.59	$2.49	$2.17

Number of shares used in per share computation:
Diluted	17,581	17,544	17,568	17,514

(a)

For the three months ended October 31, 2018, FreshRealm incurred losses totaling $8.5 million, all of which we recorded as non-cash losses during our fourth fiscal quarter of 2018. Certain details regarding FreshRealm will be included in Calavo’s annual report on Form 10-K soon to be filed with the U.S. Securities and Exchange Commission.

(b)

First quarter of fiscal 2018 results include the company’s estimate for the effects of the Tax Cuts and Jobs Act. Calavo recorded a one-time, non-cash charge due to the revaluation of our net deferred tax assets and the transition tax on the deemed repatriation of foreign earnings.

(c)	First quarter of fiscal 2018 and 2017 results include higher stock-based compensation related to senior management transitions, which does not impact the underlying cost structure of the company.

(d)

Tax impact of non-GAAP adjustments are based on the latest full year tax rates of 28.4% and 35.4% for the twelve months ended October 31, 2018 and 2017, adjusted for the one-time tax charges described above. The tax impact for the last three months ended October 31, 2018 includes catch-up amount to bring all adjustments for fiscal year 2018 up to the current full year tax rate.